Exhibit 99.1

Date:	February 7, 2017

Spectra Energy Partners Announces 37th Consecutive

Quarterly Cash Distribution Increase

Quarterly distribution increase of 1.25 cents to $0.68875 per unit

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) announced today that the board of directors of its general partner declared a quarterly cash distribution to unitholders of $0.68875 per unit, an increase of 1.25 cents over the previous level of $0.67625 per unit. The cash distribution is payable on February 28, 2017, to unitholders of record at the close of business on February 17, 2017. This quarterly cash distribution equates to $2.755 per unit on an annual basis.

“We are pleased to announce the company’s 37th consecutive quarterly cash distribution increase. And due to our ongoing growth and reliable and disciplined approach, we are reaffirming our plan to continue quarterly penny-and-a-quarter distribution increases in 2017 while maintaining distributable cash flow coverage in our targeted range of 1.05 to 1.15 times,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “The General Partner of Spectra Energy Partners will change once the merger with Enbridge is complete, but the stable underpinnings of our business will not – Spectra Energy Partners will continue generating reliable cash flows.”

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Non-GAAP Financial Measures

Distributable Cash Flow (DCF) is a non-GAAP financial measure, which represents the cash generation capabilities of the partnership to support distribution growth. The most directly comparable GAAP measure for DCF is net income.

DCF coverage is a non-GAAP financial measure, which represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings Per Unit (EPU).

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2015 Form 10-K, filed on February 25, 2016, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Creighton Welch
(713) 627-5806
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

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